COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS BASIC INTERMEDIATE MUNICIPAL BOND PORTFOLIO
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

               LEHMAN          DREYFUS
               BROTHERS         BASIC
               10-YEAR      INTERMEDIATE
              MUNICIPAL       MUNICIPAL
   PERIOD       BOND            BOND
               INDEX *        PORTFOLIO

   5/4/94      10,000          10,000
  8/31/94      10,229          10,312
  8/31/95      11,211          11,146
  8/31/96      11,709          11,599
  8/31/97      12,792          12,638
  8/31/98      13,889          13,714
  8/31/99      13,983          13,729
  8/31/00      14,995          14,602

*Source: Lipper Inc.